UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2006

STEINWAY MUSICAL INSTRUMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11911	35-1910745
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

800 South Street, Suite 305, Waltham, Massachusetts 02453

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(781) 894-9770

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 29, 2006, Steinway Musical Instruments, Inc. (“SMI”) and its domestic subsidiaries amended and restated their revolving credit facility.  The Third Amended and Restated Credit Agreement (the “Third Credit Agreement”) among Conn-Selmer, Inc., Steinway, Inc., and Boston Piano Company, as Borrowers, the domestic subsidiaries of SMI, and SMI as Guarantors; several lenders; and GMAC Commercial Finance LLC, as Administrative Agent provides for revolving credit loans up to $110.0 million.  Cash on hand and borrowings of $14.0 million under the Third Credit Agreement were used to repay the existing term loan on Steinway Hall, which had an outstanding balance of $14.6 million at the time of settlement.

The Third Credit Agreement provides for periodic borrowings at either London Interbank Offering Rate (“LIBOR”) plus a range from 1.25% to 1.75% or as-needed borrowings at an alternate base rate, plus a range from 0.00% to 0.25%; both ranges depending upon availability at the time of borrowing. The Third Credit Agreement expires in September 2011 and will continue to be secured by substantially all of the assets of the loan parties.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1

Third Amended and Restated Credit Agreement dated as of September 29, 2006, among Conn-Selmer, Inc., Steinway, Inc., Boston Piano Company, Inc., as Borrowers, those signatories party thereto and identified therein (as may be amended from time to time), as Guarantors, the several lenders from time to time party thereto, and GMAC Commercial Finance LLC, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 4, 2006	STEINWAY MUSICAL INSTRUMENTS, INC.

	By:	/s/ Dana D. Messina

	Name:	Dana D. Messina
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Third Amended and Restated Credit Agreement dated as of September 29, 2006, among Conn-Selmer, Inc., Steinway, Inc., Boston Piano Company, Inc., as Borrowers, those signatories party thereto and identified therein (as may be amended from time to time), as Guarantors, the several lenders from time to time party thereto, and GMAC Commercial Finance LLC, as Administrative Agent.